UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2012

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6340 Quadrangle Drive, Suite 100, Chapel Hill, NC		27517
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 18, 2012, Cempra, Inc. entered into a Securities Purchase Agreement with certain accredited investors, pursuant to which we have agreed to sell an aggregate of 3,864,461 shares of our common stock for an aggregate purchase price of approximately $25 million, at a purchase price of $6.50 per share (the “Private Placement”). The Private Placement is expected to close on October 24, 2012, subject to customary closing conditions.

In connection with entering into the Securities Purchase Agreement, we also entered into a Registration Rights Agreement, dated October 18, 2012, with the Private Placement investors. Under the terms of the Registration Rights Agreement, we have agreed to file, within 10 business days after the closing of the Private Placement, a registration statement with the Securities and Exchange Commission to register for resale the shares sold in the Private Placement.

The terms of the Securities Purchase Agreement and the Registration Right Agreement will be more fully described in an amendment to this Current Report on Form 8-K to be filed within the required timeline. Copies of the Securities Purchase Agreement and the Registration Rights Agreement will be filed as exhibits to that report.

Item 2.02.	Results of Operations and Financial Condition.

At September 30, 2012, our cash and equivalents totaled approximately $51.5 million.

Item 3.02	Unregistered Sales of Equity Securities

The information contained in Item 1.01 is incorporated by reference hereunder. The shares of common stock to be issued in the Private Placement were offered and will be sold in transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each purchaser in the Private Placement represented that it was an “accredited investor” as defined in Regulation D.

The shares of common stock to be issued may not be offered or sold in the United States absent registration or exemption from registration under the Securities Act and any applicable state securities laws. Neither this Current Report on Form 8-K nor the exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of our common stock of our company.

Item 8.01. Other Events.

On October 18, 2012, we issued the press release attached hereto as Exhibit 99.1 regarding the Private Placement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated October 18, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: October 19, 2012	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer